Exhibit 99.1

ENSERVCO Reports 2019 Fourth Quarter and Full Year Financial Results

Full Year Results – 2019 vs. 2018

●	Total revenue increased slightly to $43.0 million from $42.8 million

●	Production services revenue increased to $14.7 million from $14.5 million

●	Completion services revenue increased to $28.3 million from $28.2 million

●	Net loss increased to $7.7 million from $5.9 million

●	Adjusted EBITDA declined to $2.8 million from $4.7 million

Fourth Quarter Results – 2019 vs. 2018

●	Total revenue declined to $8.1 million from $13.3 million

●	Production services revenue flat at $3.5 million

●	Completion services revenue declined to $4.6 million from $9.8 million

●	Net loss of $3.3 million versus net loss of $517,000

●	Adjusted EBITDA of $168,000 versus $2.0 million

DENVER, CO – March 20, 2020 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reported financial results for its fourth quarter and full year ended December 31, 2019.

“After two years of solid growth, followed by a strong start to 2019 that included 19% year-over-year revenue growth and positive EBITDA through the first three quarters, customer activity levels began a steady decline, resulting in a challenging fourth quarter that offset much of our early gains.  During 2019 the U.S. rig count declined by 26% from 2018 and capital budget exhaustion late in the year led to pricing pressure that negatively impacted our completion services revenue. In addition, an unseasonably warm fourth quarter in Oklahoma negatively impacted frac water heating revenue. As a result, we reported only modest overall revenue growth and a decline in adjusted EBITDA for the full year,” said Ian Dickinson, President and CEO.  “Activity levels have continued to decline into 2020 and are likely to remain depressed in the near term due to pressure on crude oil prices related to the Saudi-Russia oil price war and to the impact of COVID-19 on the world economy.

“On a positive note, we grew our market share in 2019 as a result of our acquisition of Adler Hot Oil Services and ended the year with our largest customer base in company history,” Dickinson added. “In addition, we closed our non-strategic water transfer business that had been a drain on profitability and renewed our focus on core competencies in production and completion services with the aim to increase fleet utilization and optimize fleet deployment. Over the past two years we have made significant investments in process improvement initiatives designed to increase efficiencies and take better advantage of our expanded fleet and national leadership position in frac water heating.  We believe we can drive further efficiencies through technology and de-levering our balance sheet.  In addition, we continue to look at ways to take costs out of our business.  In the second half of 2019 we eliminated $1.1 million in redundant costs associated with the Adler transaction.  We will realize additional cost savings from the closing of our water transfer business in 2019 and the closing of our Oklahoma field operation in the first quarter of 2020.”

Full Year Results

Total revenue for the year ended December 31, 2019, increased 1% to $43.0 million from $42.8 million in the prior year.

Production services revenue grew 1% year over year to $14.7 million from $14.5 million. The production services segment includes hot oiling revenue, which increased 6% in 2019 to $12.4 million from $11.7 million due to the larger fleet size and an increase in market share; and acidizing revenue, which decreased year over year to $2.3 million from $2.9 million due primarily to a decline in services performed for two large customers that changed their well maintenance programs. That decline was partially offset by new customer wins.

Production services generated a segment profit of $1.1 million in 2019, down from a segment profit of $1.7 million in the prior year.

Completion services revenue, which consists of frac water heating services, rose slightly in 2019 to $28.3 million from $28.2 million in the prior year.  Completion services generated a segment profit of $7.3 million, down from $7.6 million in the prior year.

Total operating expenses in 2019 increased 6% to $46.6 million from $44.2 million in the prior year due to several factors, including higher direct variable costs associated with increased activity and investments in South Texas and Wyoming growth initiatives, first quarter cost overruns in the now discontinued water transfer division, and higher sales, general and administrative and depreciation and amortization expenses. Sales, general and administrative expenses increased 18% year over year to $6.2 million from $5.2 million due to an increase in bad debt reserve, higher overhead related to the Adler acquisition, higher D&O insurance costs, and an increase in professional fees related to investment in IT infrastructure and processes. In the second half of 2019 the Company achieved approximately $1.1 million in cost reductions through elimination of redundant personnel and facilities primarily related to the Adler acquisition.  Depreciation and amortization expense increased 17% to $5.7 million from $4.9 million due to the increase in fleet size.

Operating loss in 2019 was $3.6 million, up 157% year over year from $1.4 million.  Net loss from continuing operations in 2019, including a gain of approximately $1.2 million related to the April settlement agreement with the sellers of Adler, increased 31% to $5.3 million from $4.1 million in the prior year.  Net loss from discontinued operations totaled $2.3 million in 2019 versus a net loss from discontinued operations of $1.8 million in the prior year.  Net loss for 2019 increased to $7.7 million, or $0.14 per diluted share, from a net loss of $5.9 million, or $0.11 per diluted share, in the prior year.

Adjusted EBITDA in 2019 declined 41% to $2.8 million from $4.7 million in the prior year.

Enservco generated $4.5 million in cash from operations in 2019, up 234% from $1.3 million in 2018.

Fourth Quarter Results

Total revenue in the fourth quarter ended December 31, 2019, declined 39% to $8.1 million from $13.3 million in the same quarter last year.

Production services revenue was flat year over year at $3.5 million. Production services included hot oiling, which was flat at $3.0 million, and acidizing, which was essentially flat at $455,000 versus 486,000 year over year.

Production services generated a segment loss of $116,000 in the fourth quarter as compared to a segment profit of $468,000 in the same quarter last year.

Completion services revenue was down 53% year over year to $4.6 million from $9.8 million.

Completion services generated a segment profit of $404,000 in the fourth quarter, down from a segment profit of $2.7 million in the same quarter last year.

Total operating expenses in the fourth quarter declined 17% year over year to $10.5 million from $12.7 million due primarily to lower costs of providing production and completion services.  Sales, general and administrative expense declined 7% in the fourth quarter to $1.4 million from $1.5 million due to cost efficiencies achieved in connection with the Adler acquisition.  Depreciation and amortization expense increased 14% to $1.4 million from $1.3 million due to the increase in fleet size.

Operating loss in the fourth quarter was $2.5 million compared to operating income of $544,000 in the same quarter last year.  Net loss from continuing operations in the fourth quarter increased to $3.0 million from a net loss from continuing operations of $141,000 in the same quarter last year.  Net loss from discontinued operations totaled $340,000 in the fourth quarter compared to a net loss from discontinued operations of $376,000 in the fourth quarter a year ago. Net loss in the fourth quarter was $3.3 million, or $0.06 per diluted share, versus a net loss of $517,000, or $0.01 per diluted share, in the same quarter last year.

Adjusted EBITDA in the fourth quarter was $168,000, down from $2.0 million in the same quarter last year.

Conference Call Information

Management will hold a conference call today to discuss these results.  The call will begin at 2:30 p.m. Mountain Time (4:30 p.m. Eastern) and will be accessible by dialing 844-369-8770 (862-298-0840 for international callers).  No passcode is necessary.  A telephonic replay will be available through April 3, 2020, by calling 877-481-4010 (919-882-2331 for international callers) and entering the Conference ID #33431. To listen to the webcast, participants should go to the ENSERVCO website at www.enservco.com and link to the “Investors” page at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available until April 20, 2020.  The webcast also is available at the following link:

https://www.webcaster4.com/Webcast/Page/2228/33431

About Enservco

Through its various operating subsidiaries, Enservco provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating and related services.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing Enservco’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations table at the end of this release.  We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2019, and subsequently filed documents with the SEC.  Forward looking statements in this news release that are subject to risk include the ability to continue generating positive financial results; expectations that activity levels will remain depressed in the near term; ability to increase fleet utilization, optimize fleet deployment, increase efficiencies and take better advantage of the Company’s expanded fleet and national leadership position in frac water heating; and ability to de-lever the balance sheet and take costs of our the business.  It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco.  Enservco disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-880-9000

Email: jay@pfeifferhigh.com

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands except per share amounts)

(Unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Revenues
Production services	$3,465	$3,454	$14,704	$14,538
Completion services	4,612	9,816	28,322	28,222
Total revenues	8,077	13,270	43,026	42,760

Expenses
Production services	3,581	2,986	13,575	12,864
Completion services	4,208	7,089	21,032	20,614
Sales, general, and administrative expenses	1,373	1,470	6,153	5,193
Patent litigation and defense costs	-	3	10	80
Severance and transition costs	-	-	83	633
Gain on disposals of equipment	(78)	(90)	(73)	(104)
Impairment	-	-	127	-
Depreciation and amortization	1,447	1,268	5,692	4,871
Total operating expenses	10,531	12,726	46,599	44,151

(Loss) income from Operations	(2,454)	544	(3,573)	(1,391)

Other (expense) income
Interest expense	(570)	(746)	(2,805)	(2,228)
Gain on settlement	-	-	1,252	-
Other income (expense)	21	61	(162)	(407)
Total other income (expense)	(549)	(685)	(1,715)	(2,635)

(Loss) income from continuing operations before tax expense	(3,003)	(141)	(5,288)	(4,026)
Income tax (expense) benefit	-	-	(32)	(32)
Loss from continuing operations	$(3,003)	$(141)	$(5,320)	$(4,058)
Discontinued operations
Loss from operations of discontinued operations	(340)	(376)	(2,332)	(1,807)
Income tax expense	-	-	-	-
Loss on discontinued operations	(340)	(376)	(2,332)	(1,807)
Net (loss) income	$(3,343)	$(517)	$(7,652)	$(5,865)

(Loss) earnings from continuing operations per common share - basic	$(0.05)	$-	$(0.10)	$(0.08)
Loss from discontinued operations per common share - basic	(0.01)	(0.02)	(0.04)	(0.03)
Net loss per share - basic	$(0.06)	$(0.02)	$(0.14)	$(0.11)

(Loss) earnings from continuing operations per common share - diluted	$(0.06)	$(0.01)	$(0.14)	$(0.10)
Loss from discontinued operations per common share - diluted	-		-	0.01( )
Net loss per share - diluted	$(0.06)	$(0.01)	$(0.14)	$(0.11)

Basic weighted average number of common shares outstanding	55,479	54,243	55,071	52,865
Add: Dilutive shares assuming exercise of options and warrants	-	-	-	-
Diluted weighted average number of common shares outstanding	55,479	54,243	55,071	52,865

ENSERVCO CORPORATION AND SUBSIDIARIES Calculation of Adjusted EBITDA *

	Three Months Ended December 31,		Year ended Ended December 31,
	2019	2018	2019	2018
Adjusted EBITDA*
Net (loss) income	$(3,343)	$(517)	$(7,652)	$(5,865)
Add Back (Deduct)
Interest expense	573	746	2,808	2,228
Provision for income tax expense	-	-	32	32
Depreciation and amortization (including discontinued operations)	1,748	1,595	6,870	6,264
EBITDA*	(1,022)	1,824	2,058	2,659
Add Back (Deduct)
Stock-based compensation	54	102	275	393
Severance and transition cost	-	-	83	633
Patent litigation and defense costs	-	3	10	80
Impairment loss	-	130	127	130
Acquisition-related expenses	-	186	-	224
Gain on settlement	-	-	(1,252)	-
One-time software expense	64	-	64	-
Adler Consolidation	-	-	156	-
Other (income) expense	(22)	(61)	153	407
Gain on disposal of assets	(78)	(184)	(80)	(237)
EBITDA related to discontinued operations	1,172	12	1,172	416
Adjusted EBITDA*	$168	$2,012	$2,766	$4,705

Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader's understanding of the Company’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

EBITDA is defined as net (loss) income (earnings), before interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA excludes stock-based compensation from EBITDA and, when appropriate, other items that management does not utilize in assessing the Company’s ongoing operating performance as set forth in the next paragraph. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, impairment losses, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., income taxes, gain or losses on sale of equipment, severance and transition costs, gain on settlement, expenses to consolidate former Adler facilities, patent litigation and defense costs, other expense (income), EBITDA related to discontinued operations, etc.). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Additionally, our fixed charge coverage ratio covenant associated with our Loan and Security Agreement with East West Bank require the use of Adjusted EBITDA in specific calculations.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures..

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
ASSETS	2019	2018
	(Unaudited)
Current Assets
Cash and cash equivalents	$663	$257
Accounts receivable, net	6,424	9,848
Prepaid expenses and other current assets	1,016	1,043
Inventories	398	514
Income tax receivable, current	43	85
Current assets of discontinued operations	187	1,783
Total current assets	8,731	13,530

Property and equipment, net	26,620	30,858
Goodwill	546	546
Intangible assets, net	828	1,033
Income taxes receivable, non-current	14	28
Right-of-use asset - financing, net	569	-
Right-of-use asset - operating, net	3,793	-
Other assets	445	650
Non-current assets of discontinued operations	1,430	2,376

TOTAL ASSETS	$42,976	$49,021

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$4,470	$3,094
Senior revolving credit facility	33,994	-
Note payable	-	3,868
Lease liability - financing, current	207	-
Lease liability - operating, current	848	-
Current portion of long-term debt	147	149
Current liabilities of discontinued operations	72	341
Total current liabilities	39,738	7,452

Long-Term Liabilities
Senior revolving credit facility	-	33,882
Subordinated debt	2,381	1,832
Long-term debt, less current portion	198	312
Lease liability - financing, less current portion	259	-
Lease liability - operating, less current portion	3,009	-
Other liability	33	941
Long-term liability of discontinued operations	34
Total long-term liabilities	5,914	36,967
Total liabilities	45,652	44,419

Commitments and Contingencies (Note 10)

Stockholders' Equity
Preferred stock, $.005 par value, 10,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock. $.005 par value, 100,000,000 shares authorized, 55,642,829 and 54,389,829 shares issued, respectively; 103,600 shares of treasury stock; and 55,539,229 and 54,286,229 shares outstanding, respectively	278	271
Additional paid-in capital	22,066	21,797
Accumulated deficit	(25,020)	(17,466)
Total stockholders' equity	(2,676)	4,602

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$42,946	$49,021

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Year Ended
	December 31,
	2019	2018
OPERATING ACTIVITIES
Net loss	$(7,652)	$(5,865)
Net loss from discontinued operations	(2,332)	(1,807)
Net income loss from continuing operations	(5,320)	(4,058)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	5,692	4,871
Gain on disposal of equipment	(73)	(104)
Impairment loss	127	-
Gain on settlement	(1,252)	-
Change in fair value of warrant	-	540
Stock-based compensation	275	393
Amortization of debt issuance costs and discount	321	297
Lease termination expense	62	-
Provision for bad debt expense	160	31
Changes in operating assets and liabilities
Accounts receivable	3,257	988
Inventories	116	38
Prepaid expense and other current assets	17	1,079
Income taxes receivable	43	(28)
Amortization of operating lease assets	736	-
Other assets	274	(120)
Accounts payable and accrued liabilities	1,328	(2,806)
Operating lease liabilities	(727)	-
Other liabilities	44	25
Net cash provided by operating activities - continuing operations	5,080	1,146
Net cash provided by (used in) operating activities - discontinued operations	(613)	190
Net cash provided by - operating activities	4,467	1,336

INVESTING ACTIVITIES
Acquisition of Adler	-	(6,164)
Purchases of property and equipment	(1,191)	(1,058)
Proceeds from insurance claims	49	122
Proceeds from disposal of equipment	284	578
Net cash used in investing activities - continuing operations	(858)	(6,522)
Net cash provided by (used in) investing activities - discontinued operations	400	(752)
Net cash used in investing activities	(458)	(7,274)

FINANCING ACTIVITIES
Stock issuance costs and registration fees	-	-
Net line of credit (payments) borrowings	61	6,728
Proceeds from issuance of long-term debt	500	-
Repayment of Note	(3,700)	(800)
Repayment of long-term debt	(115)	(93)
Payments of finance leases	(326)	-
Other financing	(1)	(31)
Net cash provided by (used in) financing activities - continuing operations	(3,581)	5,804
Net cash provided by (used in) financing activities - discontinued operations	(22)	-
Net cash provided by (used in) financing activities	(3,603)	5,804

Net Increase (Decrease) in Cash and Cash Equivalents	406	(134)

Cash and Cash Equivalents, beginning of period	257	391

Cash and Cash Equivalents, end of period	$663	$257

Supplemental Cash Flow Information:
Cash paid for interest	$2,281	$1,838
Cash paid for income taxes	$32	$32
Supplemental Disclosure of Non-cash Investing and Financing Activities:
Non-cash proceeds from revolving credit facility	$125	$141
Cashless exercise of stock options	$-	$994
Non-cash conversion of warrant liability to equity	$-	$500
Non-cash subordinated debt principal payment	$-	$(500)
Non-cash proceeds from warrant exercises	$-	$1,371
Non-cash subordinated debt borrowings	$-	$4,800